Exhibit 99.1

GETTY IMAGES ANNOUNCES FINANCIAL GUIDANCE FOR 2004 AND RAISES

FOURTH QUARTER 2003 GUIDANCE

NEW YORK — December 12, 2003 — Getty Images, Inc. (NYSE:GYI), the world’s leading imagery company, today announced its financial guidance for 2004 as part of its 2003 Analyst Day in New York. For 2004, the company expects annual revenue of between $560 million and $580 million and diluted earnings per share (EPS) of $1.35 to $1.50. For the first quarter of 2004, the company expects to report revenue of between $137 million and $142 million and diluted EPS of $0.31 to $0.34.

The company also updated guidance for the fourth quarter of 2003. Based on results to date, the company expects to report revenue in the range of $128 million to $130 million for the fourth quarter. In the fourth quarter, the company reevaluated its deferred tax assets based on estimates of taxable income for future periods. As a result of this evaluation, the company determined that taxable income for future periods will be sufficient to use more of the deferred tax asset than the net balance. Therefore, on the fourth quarter income statement, the company will credit approximately $10.2 million to income tax expense to reflect a reduction in the balance of the valuation allowance. This credit will increase fourth quarter diluted EPS by approximately $0.18. Including the effect of the reduction in the valuation allowance, the company expects to report fourth quarter diluted EPS of $0.45 to $0.46. Excluding the effect of the reduction in the valuation allowance, the company expects fourth quarter diluted EPS of $0.27 to $0.28.

For 2003, the company expects to report revenue of $517 million to $519 million. EPS for 2003 will reflect an increase of approximately $0.20 on a full-year basis due to the effect of the reduction in the valuation allowance. In addition, results for the third quarter of 2003 included debt extinguishment costs of $11.8 million, or $0.12 per diluted share on an after-tax basis, related to the redemption on July 10 of $250 million of 5 percent convertible notes at par plus a premium of 2.9 percent, as well as the unamortized debt issuance costs on these notes. Consequently, including the effect of the debt extinguishment costs ($0.12 per diluted share decrease) and the reduction in the valuation allowance ($0.20 per diluted share increase on a full-year basis), 2003 diluted EPS is expected to be approximately $1.08. Excluding the effect of the debt extinguishment costs and the reduction in the valuation allowance, for 2003 the company expects diluted EPS of approximately $1.00.

Webcast information

The Analyst Day will begin at 8:30 a.m. Eastern Standard Time this morning. A live webcast of the Analyst Day presentations can be accessed from the Investors page in the About Us section of the Getty Images Web site at www.gettyimages.com. The webcast will be archived on the Getty Images Web site and will be available until December 12, 2004.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for “forward-looking statements” made by or on behalf of Getty Images. This press release is based on preliminary financial results, which are subject to further review, and may contain forward-looking statements based on management’s current expectations, assumptions, estimates and projections about Getty Images and its industry. Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from our past performance and our current expectations and projections. These risks and uncertainties include, among others, the risks associated with changes in the economic, competitive and

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Getty Images

December 12, 2003

technological environments, and the risks associated with system security and service interruptions. This list of risks and uncertainties that may affect future results and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. For more information concerning such risks and uncertainties, we urge you to review the reports filed by Getty Images with the Securities and Exchange Commission, in particular our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2003. You should not place undue reliance on forward-looking statements since such statements speak only as of the date they are made. Getty Images disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or other events.

About Getty Images

Getty Images is the world’s leading imagery company, creating and providing the largest and most relevant collection of still and moving images to communication professionals around the globe. From sports and news photography to archival and contemporary imagery, Getty Images’ products are found each day in newspapers, magazines, advertising, films, television, books and Web sites. Getty Images’ Web site, www.gettyimages.com, is the first place customers turn to search, purchase and download powerful imagery. Seattle-headquartered Getty Images is a global company, and has customers in more than 50 countries.

Contacts:

Investors:	Media:
Kira Bacon	Deb Trevino
Vice President, Investor Relations	Senior Vice President, Communications
206.925.6448	206.925.6474
kira.bacon@gettyimages.com	deb.trevino@gettyimages.com